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                                                                     EXHIBIT 4.7


                              SETTLEMENT AGREEMENT


     This Settlement Agreement ("Agreement") entered into as of this 15th day of June, 2000, ("Effective Date") by and between INVESTOR AWARENESS, INC., a _______ corporation ("IA"), TONY SCHOR ("SCHOR"), BRAD FISHMAN ("Fishman") and HARVEY BARNETT ("Barnett") (collectively "Holders"), and THE VIALINK COMPANY, an Oklahoma Corporation ("viaLink").

     WHEREAS, IA has made certain claims against viaLink as set forth in the matter of Investor Awareness, Inc. v. The viaLink Company, f/k/a Applied Intelligence Group, Inc., Case No. 99 L 07909 filed in the Law Division of the Circuit Court of Cook County, Illinois (hereinafter "Litigation");

     WHEREAS, the parties hereto desire to settle the Litigation and all claims relating thereto under the terms and conditions set forth herein.

     WHEREUPON, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Holders shall be entitled to purchase a combined, aggregate total of forty thousand (40,000) shares of viaLink common stock ("Securities"), twenty thousand (20,000) of which shall be purchasable by Schor and Fishman pursuant to and subject to the Amended and Restated Stock Option Agreement ("Restated Options") attached hereto as Exhibit A, viaLink's 1998 Stock Option Plan and this Agreement; and the remaining twenty thousand (20,000) of which may be purchased by Schor, Fishman and Barnett pursuant to the terms, covenants and conditions of this Agreement, including without limitation Section 1.2 hereof. Subject to the terms of Section 2 of this Agreement, all of such Securities when issued shall be restricted securities. The parties to this Agreement agree that the number of shares and price for the Securities set forth in this Agreement reflect and take into account the stock splits of viaLink's stock with record dates of December 21, 1999 and March 17, 2000. Notwithstanding anything to the contrary in this Agreement or any other instrument relating to the purchase of any of said Securities, the purchase of all of the Securities shall further be subject to the following conditions:.

   1.1. Preconditions: Each and all of the following events and/or actions (collectively "Preconditions") must be completed as conditions precedent to the exercise by Holders of their rights to purchase the Securities:

     1.1.1. IA, Schor and Fishman shall have executed the attached Amended and Restated Stock Option Agreement, Exhibit A hereto. Said Amended and Restated Stock Option Agreement, together with this Agreement, shall constitute and reflect Schor's and Fishman's rights with regard to their options to purchase up to a total of twenty thousand (20,000) of the Securities. The parties understand and agree that, of the options set forth in the Original Agreement referred to in such Amended and Restated Stock Option Agreement, the options that became exercisable on January 1, 1999 have previously been exercised pursuant to such Original Agreement.



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     1.1.2.    IA shall have delivered to viaLink an executed original of the
               Dismissal with Prejudice attached hereto as Exhibit B.

     1.1.3. Each of the Holders shall have executed the Lock-Up Agreement attached hereto as Exhibit C and delivered the same to viaLink; provided however, it is agreed and understood that the options granted pursuant to said Amended and Restated Stock Option Agreement shall not be subject to the Lock-up Agreement. Moreover, the parties further agree and understand that to the extent there is any inconsistency between such Lock-up Agreement and this Settlement Agreement, the terms and conditions of this Settlement Agreement shall control.

   1.2. Individual Purchases: In addition to the Securities purchasable pursuant to the Restated Options, and upon satisfaction of all of the Preconditions; (a) Tony Schor shall be entitled to purchase six thousand (6,000) of the remaining Securities, (b) Brad Fishman shall be entitled to purchase six thousand (6,000) of the remaining Securities, and (c) Harvey Barnett shall be entitled to purchase eight thousand (8,000) of the remaining Securities. The purchase price of each share of common stock of viaLink purchased pursuant to this Section 1.2 shall be 25/32's dollars ($0.78125) ("Purchase Price"), which Purchase Price must be paid prior to or contemporaneously with the delivery of said Securities. Schor, Fishman and Barnett shall at all times be required to comply with such applicable laws and regulations regarding the Securities (including, without limitation, any restrictions on the sale of said Securities).

   1.3. Taxes. The conveyance of the Securities shall be, in any event, subject to any applicable federal, state and local income tax and/or withholding and any and all other taxes or similar requirements applicable to the Holders with regard to the Securities and as an additional precondition to the delivery of any of the Securities all such withholding obligations must be satisfied.

   1.4. Holders agree and acknowledge that all of the Securities issued pursuant to this Agreement (including, without limitation, the Securities issued according to the Restated Options) will be restricted and will contain the following statement:

        THESE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR CONVEYED WITHOUT REGISTRATION OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.


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2.   Registration. Registration of the Securities shall be subject to the following terms and conditions:

   2.1. viaLink does hereby confirm that it is now qualified to file a registration statement on Form S-3 or similar short form registration (herein "Registration Statement"). Upon the execution hereof, Holders of the Securities may by written notice to viaLink, require viaLink to file a Registration Statement so as to effectuate registration of Holders's Securities by the expiration of the Lock-Up Agreement (the "Lock-Up Agreement") attached hereto as Exhibit A, which is being done pursuant to the Offering referred to therein (herein the "Offering"). viaLink does hereby confirm that it has the requisite authority and/or consent and/or will obtain the requisite authority and/or consent to file any such requested Registration Statement. viaLink may be required to file one (1) Registration Statement pursuant to this Section. Notwithstanding the foregoing, The right of Holders to request registration pursuant to this Section 2.1 shall terminate at such time as all the Securities held by Holders (or any transferee) may be sold pursuant to Rule 144 under the Securities Act during any 90-day period.

   2.2. Right to Delay Registration. Notwithstanding the provisions of Section 2.1, viaLink shall have the right, exercisable by written notice to the initiating Holders within ten (10) days after viaLink in good faith determines to delay such registration until such time as viaLink believes that it would be practicable to effect such registration pursuant to Section 2.1.

   2.3. Registration Procedures. In the case of a Registration Statement filed by viaLink pursuant to this Agreement, viaLink will, at its expense, do the following for the benefit of the Holders:

     2.3.1. Use its reasonable best efforts to keep such Registration Statement effective for a period of 90 days or until the Holders have completed the distribution described in the Registration Statement relating thereto, and amend or supplement such Registration Statement and any prospectus contained therein from time to time to the extent necessary to comply with the Securities Act and applicable federal and state securities laws;

     2.3.2. Use its reasonable best efforts to register or qualify the securities to be sold by the Holders under such registration under the applicable securities or "blue sky" laws of such jurisdictions as viaLink or any underwriter of such offering shall reasonably deem necessary in order to ensure a successful offering; provided, that viaLink shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or otherwise required to be so qualified or to take any action which would subject it to the service of process in suits other than those arising out of such registration;

     2.3.3. Furnish such number of prospectuses, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents incident thereto as a Holder from time to time may reasonably request in order to facilitate the disposition of the Securities;



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   2.4. Expenses of Registration. In the event of a registration pursuant to this Agreement, viaLink shall pay all registration expenses, but shall not be required to pay or otherwise assume responsibility for selling expenses, which shall be the sole responsibility of the selling shareholders.

   2.5. Indemnification. In the event any Securities are included in a registration statement under this Agreement:

     2.5.1. To the extent permitted by law, viaLink will indemnify, defend and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by viaLink of the Securities Act or other federal or state securities law or regulation; and viaLink will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of viaLink (which consent shall not be unreasonably withheld), nor shall viaLink be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

     2.5.2. To the extent permitted by law, each selling Holder will indemnify, defend and hold harmless viaLink, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls viaLink within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar


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               as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder, will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.5.2, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 2.5.2 exceed the net proceeds from the offering received by such Holder.

     2.5.3.    Promptly after receipt by an indemnified party under this Section
               2.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.5, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.5.

     2.5.4. If the indemnification provided for in this Section 2.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the


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               indemnifying party and of the indemnified party shall be
               determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     2.5.5. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     2.5.6. The obligations of viaLink and Holders under this Section 2.5 shall survive the completion of any offering of Securities in a registration statement under this Agreement.

   2.6. viaLink may, in its sole discretion, include the registration of other securities held or granted to third parties on any Registration Statement undertaken pursuant to this Agreement.

   2.7. viaLink will immediately notify Holders as to the effective date of the Registration Statement that is the subject matter of the Offering, and will notify Holders in writing as to the expected date when the 120 day lock-up period ends. In the event the Offering is withdrawn, terminates or aborts, viaLink shall immediately notify Holders who will then be immediately free to sell the Securities referenced in Paragraphs 1 and
        1.2 herein, provided the same have been registered. Under no circumstance shall Holders be restricted from the sale of their Securities beyond December 31, 2000.

3. Release. Upon the execution of this Agreement, IA, Holders, and each of them, on behalf of each of said party and its respective officers, directors, shareholders, employees, agents, representatives, attorneys, heirs, successors and assigns, releases, acquits, and forever discharges viaLink and its officers, directors, shareholders, employees, agents, representatives, attorneys, heirs, successors and assigns (the "Releasees") from all loss, damages, penalties, obligations, actions, suits, judgments, costs, expenses, claims, and liabilities of every kind or character whatsoever, known or unknown, in contract or in tort, at law or in equity, which IA, the Holders, or any of them, ever had, now has or may hereafter have against said Releasees, jointly or severally, for any matter arising out of or related to the Litigation, any claim or allegation therein, and any other claim, whether known or unknown, which could have been brought in or joined with said Litigation.

   3.1. Upon the execution of this Agreement, viaLink, on behalf of itself and its respective officers, directors, shareholders, employees, agents, representatives, attorneys, heirs, successors and assigns, releases, acquits, and forever discharges IA, Holders, and each of them, and their respective officers, directors, shareholders, employees, agents, representatives, attorneys, heirs, successors and


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        assigns (the "Releasees") from all loss, damages, penalties, obligations, actions, suits, judgments, costs, expenses, claims, and liabilities of every kind or character whatsoever, known or unknown, in contract or in tort, at law or in equity, which viaLink ever had, now has or may hereafter have against said Releasees, jointly or severally, for any matter arising out of or related to the Litigation, any claim or allegation therein, and any other claim, whether known or unknown, which could have been brought in or joined with said Litigation.

   3.2. Each party hereto shall bear its own costs and fees related to the Litigation and to this Agreement, including, without limitation, any attorneys' fees incurred.

4. Warranties and Representations. The undersigned parties and each of them warrant and represent as follows:

   4.1. That the consideration to be received by the parties hereto, both directly and indirectly, as a result of this Agreement, is sufficient and reasonably worth the detriment, if any, to them.

   4.2. That the recitals contained in this Agreement are true and correct in all material aspects.

   4.3. That the person executing this Agreement on behalf of a party hereto has full power and authority to execute, deliver and perform this Agreement in accordance with its terms.

5.   GENERAL TERMS

   5.1. Complete Agreement. This Agreement and the documents incorporated therein by reference constitute the entire agreement among the parties hereto pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings with regard to its subject matter. No party has made any representations with respect to the settlement of these claims of the parties other than those contained herein.

   5.2. Governing Law. This Agreement shall be governed by the laws of the State of Oklahoma and the United States, as the case may be.

   5.3. Binding Effect Of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

   5.4. Notice. All notices required or permitted to be given or made under this Agreement may be affected in writing by certified mail, postage prepaid, return receipt requested and shall be deemed communicated three days from the mailing thereof. Mailed notices shall be addressed to the parties at the following addresses, but each party may change his address by written notice in accordance with this paragraph:


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        If to viaLink:

                 J. Andrew Kerner, Chief Financial Officer
                 The viaLink Company
                 13800 Benson Road
                 Edmond, OK 73013-6417

        with a copy to:

                 Richard M. Klinge, Esq.
                 Richard M. Klinge & Associates, P.C.
                 510 E. Memorial Road, Suite C-1
                 Oklahoma City, Oklahoma, 73114

        If to IA:  Investor Awareness, Inc.
                   1141 Lake Cook Road, Suite C-1
                   Deerfield, Illinois  60015

        If to Schor: Tony Schor
                     c/o Investor Awareness, Inc.
                     1181 Lake Cook Road, Suite A
                     Deerfield, Illinois  60015

        If to Fishman: Brad Fishman
                       c/o Investor Awareness, Inc.
                       1181 Lake Cook Road, Suite A
                       Deerfield, Illinois  60015

        If to Barnett: Harvey J. Barnett
                       Much Shelist Freed Denenberg
                       Ament & Rubenstein, P.C.
                       200 North LaSalle St., Suite 2100
                       Chicago, IL 60601-1095

   5.5. Counterparts. This Agreement may be executed in identical counterparts with the same force and effect as if all parties had executed the same original document. Facsimile copies of signatures and acknowledgements will have the same force and effect as an original signature and acknowledgement.

   5.6. Further Assurances. The parties hereto agree to sign and execute such other and further documents or take such additional actions as may be reasonably necessary to carry out the terms and conditions of this agreement.

   5.7. Disclaimer of Liability. It is expressly understood and agreed the parties to this Agreement that viaLink disputes and denies the claims and allegations of IA as described in the Litigation, and that nothing contained in this Agreement or any other related documents is, may or shall be construed or used to prove any


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        admission of any factual recital or any liability with regard to any of the claims released herein. This Agreement is being entered into because the parties hereto desire to amicably resolve their differences and the parties believe that the terms of this Agreement are reasonable and fair in view of all known facts and circumstances.

   5.8. Confidentiality. Except to the extent that such information is required to be disclosed to government, taxing or securities regulatory entities according to applicable laws or regulations, or in order to obtain the advice of attorneys, accountants and/or tax advisors, IA and each of the Holders shall not disclose the terms of this Agreement, including, without limitation, the number of Securities or Purchase Price, to any third party. Any Protective Order entered in the course of the Litigation with regard to confidentiality shall remain in full force and effect as the binding agreement of each party hereto with respect to the subject matter of such Protective Order.

   5.9. Advice. The parties hereto acknowledge and agree that they have been advised by their respective attorneys of the facts and legal consequences related to the subject matter of this Agreement and that this Agreement is entered into voluntarily and without duress of any kind.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be duly executed and delivered, all as of the day and year first above written; provided, however, that this Agreement shall not become binding or effective until such time as each and all of the parties have executed this Agreement by duly authorized signature.

The viaLink Company:

By: /s/ J. ANDREW KERNER   date:    /   /
   -----------------------      --- ---- ----
Its:  Senior Vice President
      and Chief Financial Officer
    -----------------------


Investor Awareness, Inc.:

By: /s/ TONY SCHOR         date: 6  / 9 / 00
   -----------------------      --- ---- ----
Its:  President
    -----------------------


Tony Schor

/s/ TONY SCHOR             date: 6  / 9 / 00
--------------------------      --- ---- ----


Brad Fishman

/s/ BRAD FISHMAN           date: 6  / 9 / 00
--------------------------      --- ---- ----


Harvey Barnett

/s/ HARVEY BARNETT         date:    /   /
--------------------------      --- ---- ----


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